Exhibit 23.1 Consent of Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-156144, 333-153080, 333-110243, and 333-87775) on Form S-8 of our report dated June 26, 2026, appearing in the December 31, 2025 annual report on Form 11-K of the Louisiana-Pacific 401(k) and Profit Sharing Plan.

/s/ LBMC, PC

Brentwood, Tennessee
June 26, 2026